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                                   EXHIBIT 11

                             Flagstar Bancorp, Inc.
                      Computation of Net Earnings per Share

Net earnings per share - basic and net earnings per share - diluted are computed by dividing this amount by the weighted average number of common stock and common stock equivalents outstanding during the period, respectively.

                                                          For the three months                For the six months
                                                             ended June 30,                      ended June 30,
                                                        2004              2003              2004             2003
                                                        ----              ----              ----             ----
                                                                   (In thousands, except share data)
Net Earnings                                          $ 41,190          $ 85,580          $ 78,147          $126,907

Average common shares outstanding                       60,889            59,416            60,814            59,333

Net earnings per share - basic                        $   0.68          $   1.44          $   1.29          $   2.14

Average common share equivalents outstanding            64,055            64,107            64,145            63,367

Net earnings per share - diluted                      $   0.65          $   1.34          $   1.22          $   2.00
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